UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2017

GENEREX BIOTECHNOLOGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-29169	98-0178636
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

10102 USA Today Way Miramar, Florida	33025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (416) 364-2551

4145 North Service Rd, Suite 200, Burlington, Ontario Canada L7L 6A3

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01.	Entry into a Material Definitive Agreement.
Item 3.02	Unregistered Sales of Equity Securities.
Item 3.03	Material Modification to Rights of Security Holders.

Generex has entered into agreements eliminating, through exercise and conversion, all of its outstanding common stock purchase warrants (the “Warrants”) and the outstanding shares of its Series G 9% Convertible Preferred Stock (the “Preferred Stock”), as described below..

As at February 9, 2017, there were 350 Series G 9% Convertible Preferred Shares outstanding and convertible into 33,939,394 shares of Generex common stock (based on the VWAP as at that date). The outstanding Warrants as of February 9, 2017 were exercisable for an aggregate of 314,648,294 shares of Generex common stock.

On February 9, 2017, the Company’s Board of Directors approved an offer to each Warrant holder to reduce the exercise price of the Warrants from $0.015 to $0.0074 in exchange for the immediate exercise of 100% of each individual holder’s Warrants on a cashless basis based on a volume weighted average price (“VWAP”) of $0.011. Each of the Warrants contained provisions for cashless exercise, using a formula employing the effective exercise price, the VWAP and the number of Warrant shares that would be issuable upon exercise of a Warrant in accordance with the terms of the Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

As of the date of this Current Report on Form 8-K, each Warrant holder has accepted the proposal and has exercised their Warrants through cashless exercise for an aggregate of 103,809,026 shares of Generex common stock.

In addition, on February 9, 2017, Generex entered into a Right to Shares Agreement with the holder of the Preferred Shares pursuant to which that holder agreed convert 100% of those preferred shares into an aggregate of 33,939,394 shares of Generex common stock based on the February 6, 2017 VWAP. The Company initially will deliver 1,000,000 shares pursuant to The Right to Shares Agreement Those remaining shares 32,939,394 shares of the Company’s common stock, together with the Warrant shares issuable to that holder, will be delivered to that holder from time to time based on draw down notices submitted to the Company by that holder.

Under the Right to Shares Agreement, the may not request issuance of shares holder, to the extent that after giving effect to such issuance after exercise, the holder (together with the holder’s Affiliates, and any other Persons acting as a group together with the holder or any of the holder’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation. The Beneficial Ownership Limitation is initially 4.99%. From and after sixty-one (61) days after the date of the Right to Shares Agreement, the Beneficial Ownership Limitation shall be increased from 4.99% to 9.99%.

The foregoing will result in the elimination of a significant derivative liability on Generex’s balance sheet for periods after February 9, 2107, In addition, the number of shares of Generex common stock issuable in respect of the Convertible Preferred Stock and Warrants has been reduced by more than 210 million shares, a reduction in excess of 60% and the Company no longer has any securities outstanding to which have attached price protection provisions.

THE ABOVE DESCRIPTION OF, AMONG OTHER THINGS, THE TERMS OF THE RIGHT TO SHARES AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY THE FORMS OF NOTICE TO WARRANT HOLDERS AND THE FORMS OF ACCEPTANCE AND EXERCISE, FILED AS EXHIBIT 4.1 TO THIS REPORT, AND THE FORM OF RIGHT TO SHARES AGREEMENT, FILED AS EXHIBIT 4.2 TO THIS REPORT.

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Item 8.01.	Other Events.

DTC Action

The Company intends to implement a 1 for 1000 reverse split of its common stock as soon as possible. As the Company’s common stock is not listed on a national securities exchange, the Company has applied to FINRA for approval of the reverse split, and notified DTC of its intention. Due to these actions, DTC has imposed a “chill” which prohibits the registration of Company shares with DTC through its Deposit Withdrawal At Custodian (“DWAC”) system until the reverse split is consummated or the request for approval is withdrawn. The Company continue to be able to register transfers and newly issued shares by book entry with its transfer agent. In the event the reverse split is not approved by FINRA in a reasonable time, the Company will consider temporarily withdrawing its request for approval of the reverse split to allow the DWAC system to operate for its shares.

Company Offices

As reported in our Current report on Form 8-K dated January 17, 2107 and filed on January, 20, 2017, Generex has acquired a controlling interest in Hema Diagnostic Systems, LLC, a Florida Limited Liability Company with headquarters at 10102 USA Today Way Miramar, Florida 33025. As the Company’s new Chief Executive Officer, Joseph Moscato, and certain other officers of the Company are working from that location, the Company now considers that location to be the principal office of the Company. This location includes Hema Diagnostic’s office for product development and regulatory affairs, and is an FDA Registered Facility with a fully staffed laboratory and assembly facility.

This Current Report on Form 8-K and the documents attached hereto contain forward-looking information related to the Company that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “plans,” “anticipates,” “expects,” “intends,” “future,” “may,” “will,” “could” or similar expressions.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
4.1	Notice to Warrant Holders and Form of Acceptance and Exercise
4.2	Right to Shares Agreement between Generex and Alpha Capital Anstalt.
99.1	Generex Biotechnology Corporation Press Release dated February 15, 2017

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENEREX BIOTECHNOLOGY CORPORATION.

Date: February 15, 2017	/s/ Joseph Moscato
President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit Number	Description
4.1	Notice to Warrant Holders and Form of Acceptance and Exercise
4.2	Right to Shares Agreement between Generex and Alpha Capital Anstalt.
99.1	Generex Biotechnology Corporation Press Release dated February 15, 2017

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